Guangxi Medical Insurance
and
Designated Medical Institution Agreement

[Purpose and Reference] In order to protect the legal right of insurant, regulate the medical service behavior, construct a harmonious doctor-insurance-patient relationship; According to The Social Insurance Law of the People's Republic of China, relevant laws and regulations, Party A and Party B sign this contract on the basis of equality, free will and mutual consultation.

Charter 1 General Rules

Article 1 [Mutual Restraint] Both parties shall implement medical insurance policies of Guangxi Autonomous Region, provide insurant with medical service.

Article 2 [Rights of Both Parties] Both parties shall instruct insurant and medical staff to abide by regulations of social insurance; Both parties have rights to give advice to each other, listen to each other, and inspect each other’s illegal behavior.

Article 3 [Obligation of Party A] Party A should inform the medical insurance policies and regulations to Party B.

Article 4 [Obligation of Party A] Party A should strengthen the medical insurance budget management, finish type of payment and settlement. Party A should pay medical cost to Party B in time.

Article 5 [Obligation of Party B] Party B should provide medical service for insurant, and implement the regulations of medical insurance policies.

Article 6 [Obligation of Party B] Party B should establish a medical management organ; appoint a hospital leader to take charge of the insurance job. Party B should hold assessment (including assessment of prescription, medical quality).

Article7 [Insurance Doctor] Party B should train its doctors, hold regular medical insurance knowledge tests and submit the list of test-qualified doctors to Party A. Party A is responsible for building an information system of doctors.
Article 8 [Financial Management] Party B should stick to hospital financial and accounting system; should not attach the bonus and salary of doctor to other income. When being refused to pay by Party A, Party A should make bad debt.

Article 9 [Publicity] Party B should hang the sign of designated medical institution in the visible position；Display the policies of medical insurance, key points of the Agreement, medical treatment process and telephone number of Party A on Party B’s website and bulletin board.

Party B is obligated to respond the questions about medical policies, set up complaint box, and deal with suggestion and complaint of the insurant in time.

Article 10 [Supervising] Party A is entitled to supervise the medical service and fee; carry out regular or irregular inspect. Party B should cooperate with Party A when Party A needs to check the medical record and other information of insurant, medical service materials and data. Party B is obligated to answer Party A’s questions in written form with seal. Party A should take materials provided by Party B as confidential.

Article 11 [Level-to-Level Administration] Party A carries out level-to level evaluation according to annual examination results. The evaluation should be linked with fund prepayment, audit settlement, cash deposit of service quality return and disciplinary measures. Based on the actual situation, Party A can appropriate certain fee to Party B as revolving fund.

Article 12 [Agreement Suspending] If Party B is suspended by violation, Party B needs to inform insurant by notice showed in the visible position; If Party B needs to suspend the medical service agreement, it must apply for the approval of Party A; Without the approval of Party A, Party B has no right to stop providing basic medical insurance service.

Charter 2 Hospitalization Management

Article 13 [ The Principle of Receiving Patient] Party B must stick to the principle of “taking patient as the core”, carry out responsibility system of the first attending, targeted treatment, reasonable check, treatment and charge. Party B must take effective measures to control the unreasonable growth of medical fee, so as to reduce burden of insurant.

Article 14 [Identification] Party B should check the identification of the insurant that sees a doctor; Party B must inform Party A of the unconformity found in the process, refusing to settle accounts.

Article 15 [Hospitalization Management] Party B shall strictly implement the relevant provisions of the administrative department of health on hospital management, avoid false hospitalization .Party B should strictly enforce the standards of admission, discharge  ICU admission and family bed admitted ; timely discharge meets the conditions for the insured's discharge formalities, the insured who refuses to discharge, shall notify the date of his discharge, stop health care treatment,; shall not impute and reject insured patient; shall not take the index control as an excuse, refusing insurant to hospitalize and early discharge.

Article 16 [Record] Party B should make outpatient and hospitalization diagnosing records, keeping the clear, accurate and complete; the record of outpatient is kept at least 2 years, and hospitalization at least 30 years. Laboratory test, pharmacy and treatment and result analysis are necessary in the record. The treating principle and prescription of traditional Chinese medicine and ethno medicine need to follow the principle of TCM syndrome differentiation. Party B should keep the “Six Conformities” of bill, fee list, and doctor’s advice, checking results, diagnose record and process record.

Article 17 [Informed Consent] Party B shall ensure the informed consent right of insurant, promptly provide the insured patient with outpatient, inpatient hospitalization cost of clearing inventory and inventory costs, medical expenses and inventory information, the use of imported material shall be marked "import", the project shall be at their own expense marked "private", drugs must be labeled A and B.

Establish the informed consent system of own expense item and drugs, expensive medicines and special treatment for special examinations. Shall not be required the insurant to pay or inpatient to outpatient pharmacies.

Article 18 [Referral] Party B shall arrange the insurant who comply with referral; because of the limitation of medical technology and equipment, the referral item should be comply with the relevant provisions of Party A.

Article 19 [Mutual Recognition of Checking Results] Party B response to the mutual recognition of test results to check the insured at the same level in other medical institutions, avoid unnecessary duplication of checks.

Article 20 [Prescription out of the hospital] Outside with prescription prescriptions should be performed outside with the system to meet the requirements of the insured outside with a prescription. Party requires the insured to designated retail pharmacies, the Party should be required to provide the outside with a prescription for the insured.

Article 21 [Remote Hospitalization] Remote medical management should be strengthened, and its processes need to be clarified.

Networked remote medical settlement clerk clearing by settlement policy, regulatory and scope of examination into the Party A, non-networked settlement officer shall require its insurance management.
Party B shall cooperate with agencies that carry out offsite health insurance to verify the medical expenses.

Article 22 [Outpatient with Chronic Diseases] Party B should take charge of chronic diseases management, open files for chronic patient, and strictly implement the range of diagnose and drug.

Charter 3 Catalogue Management

Article 23 [Drug Catalogue] Party B should strictly implement the national, autonomous regions medication regulations. "Guangxi basic medical insurance, work injury insurance and maternity insurance drug list" (hereinafter referred to as the "Drug Catalogue") is paid by the insured Medicare drug costs and strengthen the management of health care services in the basic medical insurance fund policy basis and standards. Party B should be given priority and the rational use of medicines basic Medicare drug list within specification.

Article 24 [The Supply and Use of Medicine] Party B should meet the needs of social insurance, adjust the supplying structure of medicine, and make sure the supply of medicine. Party B should prepare and use the basic medicine that regulated by the country regulation.

Article 25 [Limitations] "Drug List" defined range of medicines, Party B should be strictly enforced, and provide relevant evidence to facilitate party verification. Party B indications should be strictly controlled drugs and medication, where a limited range and beyond the package insert indications, dosage and treatment outside of the medication, the Party A will not pay.

Article 26 [Medical Insurance Drug] Doctor shall make a prescription according to principle of diagnose. Drugs in the Catalogue should not be overlaid. Doctors are encouraged to use A medicine than B medicine, oral preparation than injection, cheap medicine than expensive ones.

Article 27 [The Use of Antimicrobial Drug] Party B should strictly implement the "guiding principles for clinical use of antibiotics," and other regulations, medical institutions inpatient antibiotic usage may not exceed 50%; clean surgical use of antimicrobial drugs prevention percentage does not exceed 30% surgery should prevent the use of antimicrobial drugs in the preoperative thirty minutes to two hours of administration, cleaning surgical treatment should not exceed 24 hours. Outpatient antibiotic prescriptions shall not exceed 20%. Patients receiving antibiotic therapy, microbiological testing sample submission rate of not less than 30%, and the implementation of antibiotic prescriptions review system. Strictly implement the antimicrobial drug classification management system.

Article 28 [Discharge Medicine] When the insurant discharge with drugs, Party B can only provide drugs for the treatment of disease, and cannot provide intravenous drug use; seven days shall not exceed the amount of acute and chronic dosage should not exceed 14 days, may not breed more than 4. Shall be discharged with screening and treatment projects.

Article 29[Prescription Management] Outpatient prescription should not exceed 7 days; emergency prescription should not exceed 3 days; Doctor should note the prolong of prescription.

Article 30 [Hospital Preparations] Hospital preparations produced by the hospital, and included in the scope of the local hospital Medicare drug formulations, the cost to be paid by the Party A.

Article 31 [Purchasing and Selling Inventory Book] Party B should make a record of drug and consumable items that it purchased. The record should cover name, manufactory, dose, size, date etc.

Article 32 [Drug Price Management] Whether to participate in the tender, to be performed on the local drug bid price of basic principles of health insurance products. Any violation of price policy, the sale price of drugs is higher than the price department or autonomous pricing and price of drugs sold over the same period in the local pharmaceutical unified bid price, the excess part of the party will not pay.

Article 33 [Clinic Item] Party B should provide basic medical insurance treatment items, medical care facilities within the standard range. Strictly control a variety of treatment programs indications and contraindications. The newly service items raised by Party B should apply for social security administration department for approval. After getting permission from Party A, the fund can be taken into paying range. Party B to provide health insurance beyond the clinic project, the scope of the project directory services to the insured, the insured shall inform and prior consent of the insured or his family agreed and signed, because the agreement is not signed expense incurred costs dispute and Party B shall be liable (except for first aid, rescue).

Article 34 [Special Inspection and Treatment] Party B should not take special inspection into normal inspection, special treatment into normal treatment. Party B should build an applying system of special treatment and inspection for approval.

Article 35 [Implantable Devices] Party B should build a applying system of implantable devices, which must be saved properly.

Charpter4 Medical Expenses Settlement

Article 36 [Settlement] Both parties should implement the relevant insurance policies. Party A can pay according to items and diseases.

Article 37 [Total Control] Party A can carry out total cost control to Party B.

Article 38 [Item Payment] Both parties shall comply with the following terms and conditions of this Agreement:

(A)Both parties should strictly implement the medical service and charging standards regulated by the price department. According to this standard and the workload of Party B, Party A pays fee to Party B.
(B)Party B shall not charge without the permission of the department of price.
(C)The newly medical item approved by department of price needs to be passed to the human resources and social security department of Guangxi, taking into The Basic Medicare and Occupational Injury Medical Service Item of Guangxi Autonomous Region. Party A will pay according to relevant regulations.
(D)Party B shall not make charging item, raise charge, expand the range of charge and divide items of charge.
(E)Party B should abide by the regulations, and handle all kinds of checks and drugs; should not carry out over-check and treatment.

Article 39[Cost on Single Disease] Party A and Party B should negotiate the standard of sing disease payment.

(A)Party A should pay Party B according the specific diagnose and treatment.
(B)Party B should make a record of disease and introduction and pass to Party A.
(C)The newly approved item should be submitted
(D)Party B should not make charging item, raise charging standard, and enlarge the charging range.
(E)The cost of insurant should be taken into cost control, Party B cannot charge extra fee.
(F)Party B cannot delay to hospitalize the insurant.
(G)Party B should not reduce service item, lower service quality, and force insurant to get out of the hospital.

Article 40 [Clinic] Party B should abide by relevant regulations and keep patients properly. The cost of outpatient should be taken into medical fund. Party B should not keep insurant in the clinic more than 3 days.

Article 41[Bed for Family] Party A should stick to the principle, manage the family bed properly, and make settlement in time.

Article 42 [Cash Pledge] Party B should charge for cash pledge that less than 30% of the total medical cost.

Article 43[Settlement] The insurant should pay its private cost; Party B provide insurant with bills and invoices.

Article 44 [Fund Payment] Party B must apply for the fund that should be paid by Party A within the first ten days of a month. Party A should finish the approval before the 20th of the year, and pay 90% of the fund. The rest part will be taken into quality cash deposit.
If Party A finds out that there is charge does not belong to medical fund, Party A should inform Party B. Party B must report the situation in five days. Party A can refuse to pay if Party B delays the report.

Article 45 [Annual Assessment] Party A assesses the serve of Party B according to medical insurance policies, the content of this agreement and the satisfaction of insurant. Party A can entrust the third party to do the annual assessment.

Article 46 [Medical Accident Handling] If there is a serious medical accident that relates to medical cost settlement. Party B should inform Party A in time. Before the judgment of the Medical Accident Identify Committee, Party A will not pay the fee of the accident. If it is identified as an accident, Party A will not pay the extra fee.

Chapter 5 Information Transmission

Article 47 [Technical Requirements] Party A shall provide Party B the installation and management services of the contracted hospitals’ management information system utility software. Party A shall be responsible for training and directing basic medical insurance business personnel and charge personnel of Party B.

Article 48 [Information System] Party A shall be responsible for system upgrades, maintenance, and information technology support.

Article 49 [The Input and Transmission of Information] Party B shall transfer the insured medical information and expense reporting information in time, strictly comply with the relevant specification information requirements of Party A. Medical information data provided shall be complete, true and precise. In medical expense lists,

(A) “imported” shall be marked when imported materials being used;
(B) category “A” or “B” shall be marked;
(C)“part-self-supporting” or “whole-self-supporting” shall be marked.

Article 50 [Information Management] Structural establish shall be clear and definite. Party B shall put specially-assigned staff in charge of the information system management.
(A)Party B shall be responsible for fund loss and complaints when caused by human factors or equipment data tampering/loss. Party A shall process in the year-end appraisal with reason.
(B)Party B’s basic medical insurance business personnel and operation personnel would be allowed to operate only after managing to pass Party A’s training.
(C)System shall be available only after managing to pass the testing from Party A. Party B shall timely revise the procedure in accordance with the requirements of Party A. Party B shall be responsible for data problems caused by putting into use without Party A’s authorization. The development cost of standard interface program shall be borne by Party B.

Article 51[Information Service] Party B shall strengthen the information service of basic medical insurance. Party A shall process in the year-end appraisal by deducting points when Party A could not provide insurants with the following services:
(A)Party B shall have the obligation to provide insurants with personal account inquiry, medical expense inquiry, policies explanation, etc.
(B)Party B shall provide insurants with credit card settlement services of medical expense in 24 hours (including national holidays), and shall provide invoices and statements (including the lists). Party B shall attend to medical expenses that required to be identified. Medical expenses attended to shall be acknowledged by Party B and insurants.

Article 52 [Medical Insurance Assessment] Medical insurance offices shall periodically re-check the identification of insurant.

Article 53[Fault Handling] One party shall timely notify the other party and take emergency measures when information system breaks down.

Article 54 [Personal Information] Party B shall strictly enforce the regulations of Social Security Law of People’s Republic of China, and shall not illegally provide, copy, publish, sell the personal information of insurants.

Chapter 6 Breach of Agreement

Article 55[Breach of Party A] Party B is entitled to demand Party A to redress, when Party A has any of the conditions below,
(A)Adjusting medical insurance policies and regulation without informing Party B in time.
(B)Delay the settlement.
(C)Set up unreasonable conditions to medical cost settlement.
(D)Party A makes mistakes in medical cost settlement.
(E)Staff of Party A purposely make difficulties, and abuse of power for personal gains.
(F)Other illegal conditions.

Article 56[Breach of Party B] Party A could punish Party B by refusing to pay, circulating a notice of criticism, making rectifications within a time limit，suspending settlement, terminating agreement, etc. When it comes to serious situation, Party A could apply for canceling the designated qualification of Party B.

Article 57[Payment Refusing] In the period of implementing this agreement, Party A can refuse to pay medical cost by 100%-500% according to Party B’s fault happened in the medical service.
 (A)Violate the medical management regulation, use medicine that over dose.
(B)Fail to identify the insurant, causing masquerading.
(C)Decompose hospitalization, accepting inadequate insurant, and settle inadequate insurant;
(D)Violate the price policies, repeating, decomposing and unreasonable charge.
(E)Inconformity exists between the record and the prescription.
(F)Require the insurant pay in the newly opened other account.
(G)The medical accident happened without informing Party A.
(H)Other illegal actions that cause fund loss.

Article 58 [Criticism] Party B involves in one of the following cases, Party A could punish and criticize Party B according to related articles.
(A)Involves in Article 57;
(B)Medical quality and cost fail to meet the demand of Party A;
(C)Refuse severe cases.
(D)Non-cooperate with Party A
(E) Fails to guarantee insurants’ right to learn the truth; rejects to offer insurants with the expenses lists and medical certificates.
(F) Neglects complaints from insurants and social supervisions.

Article 59[Rectification and Settlement Suspending] Party A is entitled to demand Party B to rectify; and suspend this agreement for 1-6 months, when Party B involves one of the following cases,
(A)Party B involves in Article 57, Article 58 more than twice.
(B)Induce insurants to be hospitalization by cash call or other economic measures.
(C)Contracted or rent out doctor’s offices to individual or other institution.
(D)Offer service out of allowed range
(E)Offer other medical institution with account settlement service.

Article 60[Agreement Termination] Party B involves one of the following cases; Party A can deduct the retention money or terminate agreement. According to the serious circumstances, Party A will not re-sign the agreement within 1-2 years.
(A)Involves in Article 57 or Article58.
(B)Involves in Article 57 or Article58 more than 3times within a year.
(C)Involves in Article59, and do not rectify during the specified period.
(D)Being suspended agreement twice by Party A within a year.

(E)Be punished by administrations of hygiene, price and drug supervision because of medical quality, security and services.
(F)Party B was suspended by hygiene administration; and certificates fail to pass the annual assessment.
(G)Masquerading，counterfeit the medical materials, make a false report on medical cost.
(H)Defraud medical fund.
(I)Privately connected and apply for medical cost.
(J)Fail to pass the annual appraisal
(K)Non-cooperate with Party A or the Department of Social Security.
(L)Other illegal actions that cause fund loss.

Article 61 [Punishment of Doctor] Party A shall deal with the matters according to related rules, when the doctor of Party B violates medical insurance regulations below,
(A)Provide medical services beyond, and settlements occur.
(B)Misuse of drugs, adjuvant medical treatment, and funds loss occur.
(C)Assist the uninsured people consult doctors in the name of insurant, and settlements occur.
(D)Collude with insurants to defraud funds by counterfeiting prescription, medical document, and receipt.
(E)Receiving commission.
(F)Induce insurants to purchase drugs or medical instruments out of hospital.
(G)Warned by Party B twice within a year.
(H)Other highly unprofessional actions that breach the basic medical insurance rules.

Article 62 [Advice on Punishment] Each Party finds other party violating social security law or legislation, can propose punishment in related administration.

Charter 7 Dispute Settlement

Article 63 [Dispute Settlement] If there is dispute in the agreement, both parties should settle dispute by negotiating; or proposing administrative review.

Charter 8 Supplementary Articles

Article 64 This agreement is valid for one year, from __________to__________.

Article 65 The agreement should be adjusted by the amendments of national laws and regulations. If both parties fail to reach agreement, the agreement will be terminated. Each of the parties should inform the other party before terminating the agreement. During the execution of the agreement, Party B shall notice Party A 5days in advance when registered capital, conditions of service, legal representative change.

Article 66 Each of the parties should notice the other party 30days in advance before terminating the agreement.

Article 67 Both parties shall re-sign this agreement 30days prior to the expiration.

Article 68 The supplement agreement has the same legal force as that of this agreement. For the matters not involved, the both sides will solve them through further supplement. The supplement agreement has the same legal effect as this agreement.

Article 69 The agreement shall be made in duplicate, and have the same legal effect. Each party holds one.
Party A: Social Security Bureau of Guangxi Zhuang Autonomous Region
Party B: Nanning Tongji Hospital